Exhibit 4.1(b)

NOVEMBER 2017 AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

THIS NOVEMBER 2017 AMENDMENT TO CONVERTIBLE PROMISSORY NOTE SERIES 2016 (the “November 2017 Amendment”) is made effective as of November 9, 2017 (the “Effective Date”) by and between Drone Aviation Holding Corp., a Nevada corporation (the “Company”) and ________________________ (the “Holder”) (collectively the “Parties”).

BACKGROUND

A.     The Company and Holder are the parties to that certain Convertible Promissory Note Series 2016, originally issued by the Company to the Holder on September 29, 2016, in the original principal amount of $1,500,000.00 (the “Note”);

B.     The Parties amended the Note on August 3, 2017 pursuant to the terms of an Amendment to Convertible Promissory Note (the “August 2017 Amendment”);

C.     The Parties desire to further amend the Note as amended by the August 2017 Amendment, as set forth below.

NOW THEREFORE, in consideration of the execution and delivery of the November 2017 Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Sections 1(a), 1(b) and 1(f) of the Note shall be replaced in its entirety with the following new sections:

(a)        Section 1(a) – Payment of Principal and Interest; Prepayment. Subject to the terms of this Note, the Company shall pay the outstanding principal amount of this Note and any accrued and unpaid interest on the Maturity Date. In addition, at the Holder’s election, accrued and unpaid interest shall be payable in monthly or quarterly payments at any time after the Effective Date in the manner provided for in Section 1(b). Prepayment of this Note may be made at any time without penalty.

(b)       Section 1(b) - PIK Shares. In the event the Company does not prepay this Note in full before the Maturity Date, then the Company shall satisfy its obligation to repay the outstanding principal amount of this Note and any accrued and unpaid interest with: (i) cash; (ii) the issuance and delivery to the Holder of whole shares (“PIK Shares”) of common stock of the Company, par value $0.0001 per share (“Common Stock”) at the Conversion Price in accordance with the procedures set forth in Section 2; or (iii) any combination of cash and PIK Shares, as determined by the Holder in its sole discretion.

(c)       Section 1(f) - Number and Value of PIK Shares. The PIK Shares issued and delivered upon prepayment of any principal, accrued interest or at maturity shall be equal to the number of shares of Common Stock that could have been purchased for the principal and interest obligation (less any cash paid in combination with the PIK Shares) if the shares were valued at the Conversion Price.

2.          This November 2017 Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. All initial capitalized terms used in this November 2017 Amendment shall have the same meaning as set forth in the Note unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this November 2017 Amendment, shall remain in full force and effect.

SIGNATURE PAGE TO NOTE NOVEMBER 2017 AMENDMENT

IN WITNESS WHEREOF, the parties hereto have executed this November 2017 Amendment as of the date first above written.

DRONE AVIATION HOLDING CORP.

By:	/s/ Kendall W. Carpenter	By:
Kendall W. Carpenter
	Chief Financial Officer	Name:

Title:

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EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert promissory NOTE)

The undersigned hereby elects to convert $[__] principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of Drone Aviation Holding Corp., a Nevada corporation (the “Company”) according to the conditions of the Convertible Promissory Note Series 2016 of the Company issued on September 29, 2016 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:
Balance of Principal Amount of the Note prior to Conversion:
Principal Amount of Note to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:
Balance of Principal Amount of Note subsequent to Conversion:
Address for Delivery: or DWAC Instructions: Broker no: Account no:

[HOLDER]

By:
Name:
Title:

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